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                                                       RULE 424(b)(3)
                                                       REGISTRATION NO.333-40669


                             PRICING SUPPLEMENT NO. 13
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)

                    INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES
                                 (Fixed Rate Note)

                     (Due One Year or More from Date of Issue)


Designation: Fixed Rate                   Original Issue Date:
Medium-Term Notes Due                        August 20, 1998
August 20, 2013

Principal Amount:  $20,000,000            Maturity Date:
                                             August 20, 2013

Issue Price (as a percentage of           Regular Record Dates:
  Principal Amount):  98.25%              Fifteenth calendar day,
                                          whether or not a Business
                                          Day, immediately preceding
                                          the corresponding Interest
                                          Payment Date

Interest Rate: 6.40%                      Interest Payment Dates:
                                             Semiannually, on the
                                             20th day of
                                             February and August,
                                             commencing February 20,
                                             1999

Commission or discount (as                CUSIP No: 459 20Q BE3
a percentage of Principal
Amount): 1.75%

Redemption Provisions: See Below

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                              Form: [X] Book-Entry
                                    [ ] Certificated

This is a Pricing Supplement. It describes the Fixed Rate Notes now being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus by providing specific information about the Notes issued in this particular transaction. It also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is not consistent with the terms which are set forth in the Prospectus Supplement and Prospectus.




INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined in this Pricing Supplement have the meanings which have already been assigned to them in the accompanying Prospectus Supplement and Prospectus.


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REDEMPTION PROVISIONS:

     The Notes are redeemable in whole, but not in part, by the Company on any Interest Payment Date occurring either on or after August 20, 2001. When the Company intends to redeem the Notes, it will give at least FIFTEEN (15) CALENDAR DAYS prior notice of the redemption. The redemption price will be at "par", in other words, at 100% of the Principal Amount of the Notes.

PLAN OF DISTRIBUTION

     The Notes will be sold to PaineWebber Incorporated at the Issue Price set forth above. PaineWebber, in turn, will resell the Notes to one or more investors at varying prices related to prevailing market conditions at the time of resale.

Dated: July 27, 1998